UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
FORM 5

[ ] Check this box if no longer                            0MB APPROVAL
    subject to Section 16.  Form 4 or                  0MB Number:   3235-0287
    Form 5 obligations may continue.                 Expires:  December 31, 2001
[ ] Form 3 Holdings Reported                         Estimated average burden
[X] Form 4 Transactions Reported                      hours per response    1.0

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP



     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

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1.   Name and Address of Reporting Person*


  Rothbart                       Peter
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  (Last)                        (First)                 (Middle)



 274 St. Clements Avenue          Toronto,       Ontario          M4R 1H5
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       (Street)                   (City)         (State)           (Zip)



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 2. Issuer Name and Ticker or Trading Symbol

      L.A.M. Pharmaceutical Corp. "LAMP"

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3. I.R.S. Identification Number of Reporting Person (Voluntary)

        ________________

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4. Statement for Month/Year

        12/31/02

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5.  If Amendment, Date of Original (Month/Year)

        Treasurer

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

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

        __X__  Director                 __X__  10% Owner

        __X__  Officer (give            ____  Other (specify
                        title                          below)
                        below)

                                       Treasurer


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7. Individual or Joint/Group Filing (check applicable below)

   X  Form filed by One Reporting Person

   _  Form filed by More than One Reporting Person

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Table I - Non.Derivative Securities Acquired, Disposed of, or Beneficially Owned
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


1. Title of Security                2. Trans- 3. Trans-   4. Securities Acquired (A)  5. Amount of   6. Owner-      7. Nature of
                                       action    action      or Disposed of ([))         Securities     ship           Indirect
                                       Date      Code                                    Beneficially   Form:          Beneficial
                                                                                         Owned at       Direct         Owner-
                                      (Month/                                            End of         (D) or         ship
                                      Day/Year                                           Issuer's       Indirect(I)
                                                                                         Fiscal Year
                                                                            (A) or
                                                Code    V      Amount       (D)    Price
--------------------------------------------------------------------------------------------------------------------------

                                                SEE ATTACHED
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


4,000,000 common shares were returned to treasury by John Hromyk for no value.

 Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)



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

                                                                            7.
                                                                            Title
                                                                            and                       9.          10.      11.
                                                                            Amount                    Number      Owner-   Nature
               2.                                                           of                        of deriv-   ship      of
               Conver-                    5.                                under-                    ative Sec-  Form of  Indirect
               sion                       Number of                         lying         8.          urities     Deri-    Bene-
               or                         Derivative    6.                  sec           Price       Bene-       vative   ficial
               Exer-           4.         Securities    Date                uriries       of deriv-   ficially    Security Owner-
               cise    3.      Trans-     Acquired (A)  Exercisable and     (Instr.       ative Sec-  Owned       Direct   ship
               Price   Trans-  action     or Disposed   Expiration Date     3 and 4)      urity       at End of   (D) or   (Instr.4)
1.             of      action  Code       of (D)        (Month/Day/Year)     ------       (Instr.5)   Month       Indirect
Title of       Deriv-  Date    (Instr.    (Instr. 3,    -------------------                           (Instr.4)   (I)(Instr.4)
Derivative     ative   (Month/ 8)         4 and 5)       Date       Expira-        Amount or
Security       Secur-  Day/    --------   -----------    Exer-      tion           Number of
               ity     Year)   Code   V    (A)    (D)    cisable    Date    Title  Shares
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

 Option       $0.75   7/15/01   A        300,000         7/15/01    6/5/06  Common 300,000     --
                                                                             Stock
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 Option       $0.75   9/15/01   D                300,000                    Common 300,000     --
                                                                             Stock
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 Option       $0.58   9/15/01   A        300,000         9/15/01    6/5/06  Common
                                                                             Stock 300,000     --       300,000         D
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


Explanation of Responses:



              /s/ Peter Rothbart                  April 25, 2002
              -----------------------------      ----------------
              **Signature of Reporting Person         Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of infomation contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                           L.A.M. PHARMACEUTICAL CORP.
                                 PETER ROTHBART
                              ATTACHEMENT TO FORM 5
                                     TABLE I




                                                                                Amount of
                                                                                Securities
                                                                               Beneficially      Ownership
                                                                                Owned at           Form          Nature of
                                      Securities Acquired or Disposed of         End of          Direct (D)      Indirect
                                      ----------------------------------
   Title of         Transaction   Transaction                          Price     Issuer's       or Indirect      Beneficial
  Securities          Date           Code       Amount   (A) or (D)   (U.S. $)  Fiscal Year         (I)          Ownership
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 Common Stock       1-Dec-00          S5        40,000        D          .002

          "        31-Jan-01          S4         1,000        D          5.92

          "        31-Jan-01          S4         1,000        D          5.91

          "        31-Jan-01          S4         1,000        D          5.91

          "        19-Feb-01          S4        60,000        D          .002

          "         9-Mar-01          S4        10,000        D          .005

          "         2-Apr-01          S4        25,000        D          .003

          "        23-Apr-01          S4        20,000        D          .004

          "         9-Mar-01          S4         1,000        D          4.53

          "         9-Mar-01          S4         4,000        D          4.56

          "        15-Mar-01          S4           500        D          4.72

          "        15-Mar-01          S4           500        D          4.72

          "        15-Mar-01          S4         2,000        D          4.84

          "        16-Mar-01          S4         2,000        D          4.65



